                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                           Peoples Energy Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

PEOPLES ENERGY CORPORATION

                                                                          [LOGO]

                Notice of Annual Meeting of Shareholders and Proxy Statement

                February 27, 1998 at 11:00 a.m.
                Harris Trust and Savings Bank
                Eighth Floor -- Auditorium
                115 S. LaSalle Street
                Chicago, Illinois

PEOPLES ENERGY CORPORATION - 130 East Randolph Drive - Chicago, Illinois 60601

RICHARD E. TERRY
Chairman of the Board

                                                         December 31, 1997

Dear Shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders of Peoples Energy Corporation, to be held on Friday, February 27, 1998. The meeting will begin at 11:00 a.m. in the auditorium on the eighth floor of Harris Trust and Savings Bank, located at 115 S. LaSalle Street, Chicago, Illinois.

    It is important that your shares be represented at this meeting. Therefore, whether or not you plan to attend, please sign the enclosed proxy and return it promptly in the envelope provided. If you attend the meeting, you may, at your discretion, withdraw your proxy and vote in person.

    If you plan to attend the meeting, please save the admission ticket that is attached to your proxy and present it at the door.

    Let me again urge you to return your proxy at your earliest convenience.

                                          Sincerely,

                                                [SIGNATURE]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               FEBRUARY 27, 1998

    The regular Annual Meeting of Shareholders of PEOPLES ENERGY CORPORATION will be held in the auditorium on the eighth floor of Harris Trust and Savings Bank, located at 115 S. LaSalle Street, Chicago, Illinois, at 11:00 a.m., on Friday, February 27, 1998, for the following purposes:

    1.  To elect directors of Peoples Energy Corporation.

    2.  To approve amendments to the Long-Term Incentive Compensation Plan.

    3.  To ratify the appointment of independent public accountants.

    4.  To act upon such other matters as may properly come before the meeting.

    All shareholders, whether or not they expect to be present at the meeting, are requested to sign, date, and mail the accompanying proxy in the envelope enclosed with this Notice. Shareholders who are present at the meeting may withdraw their proxies and vote in person.

    If you plan to attend the meeting, please save the admission ticket that is attached to your proxy and present it at the door. Attendance at the meeting will be limited to shareholders of record as of the record date and their guests or their authorized representatives, not to exceed two per shareholder, and to guests of the Company.

    Shareholders of record as of December 30, 1997, will be entitled to vote at the meeting and at any adjournment thereof.

                                          EMMET P. CASSIDY
                                          Secretary

Chicago, Illinois
December 31, 1997

PEOPLES ENERGY CORPORATION - 130 East Randolph Drive - Chicago, Illinois 60601

                                                               December 31, 1997

                                PROXY STATEMENT

    This Proxy Statement is being mailed to shareholders on or about December 31, 1997, in connection with the solicitation of proxies on behalf of the Board of Directors of Peoples Energy Corporation (the Company), to be voted at the Annual Meeting of Shareholders of the Company. The meeting will be held at 11:00 a.m. on Friday, February 27, 1998, in the auditorium on the eighth floor of Harris Trust and Savings Bank, located at 115 S. LaSalle Street, Chicago, Illinois. The shares represented by the proxies received are to be voted in accordance with the specifications contained in the proxy. Proxies are revocable at any time prior to use.

    The Company has borne the cost of preparing, assembling, and mailing this proxy soliciting material. In addition to solicitation by mail, there may be incidental personal solicitations made by directors, officers, and regular employees of the Company. The cost of solicitation, including payments to brokers, nominees, or fiduciaries who mail such material to their clients, will be borne by the Company.

    The Company has retained Corporate Investor Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey, to assist with the solicitation of proxies from certain shareholders, for which services Corporate Investor Communications will receive a fee that is expected to be about $6,500, plus reimbursement for certain expenses.

                         OUTSTANDING VOTING SECURITIES

    Only holders of common shares of record as of December 30, 1997, are entitled to vote at the meeting or any adjournment thereof. As of December 30, 1997, there were outstanding 35,159,468 shares of common stock of the Company.

    The Annual Report of the Company for the fiscal year ended September 30, 1997, including financial statements, is being mailed on or about December 31, 1997, together with this Proxy Statement, to all shareholders of record as of December 30, 1997.

                            CUMULATIVE VOTING RIGHTS

    In the election of directors, shareholders have cumulative voting rights. Cumulative voting rights consist of the right to vote, in person or by proxy, the number of shares owned by the shareholder for as many persons as there are directors to be elected, or to cumulate said shares and give one candidate as many votes as the number of directors multiplied by the number of his or her shares shall equal, or to distribute such number of votes among the candidates as he or she shall think fit.

ITEM 1.  ELECTION OF DIRECTORS

    All directors are to hold office for a term of one year or until their respective successors shall be duly elected. The affirmative vote of a plurality of the votes cast at the Annual Meeting by holders of common stock entitled to vote is required for the election of each nominee as a director. Unless otherwise specified, votes represented by the proxies will be cast equally for the election of the below-named nominees to the office of director; however, the votes may be cast cumulatively for less than the entire number of nominees if any situation arises that, in the opinion of the proxy holders, makes such action necessary or desirable. If any of the nominees should be unable to serve or will not serve, which is not anticipated, management reserves discretionary authority to vote for a substitute.

           INFORMATION CONCERNING NOMINEES FOR ELECTION AS DIRECTORS

            WILLIAM J. BRODSKY, 53.  Director since July 1997. Chairman and
  [PHOTO] Chief Executive Officer (1997) of The Chicago Board Options Exchange. Prior to that, Mr. Brodsky was President and CEO of The Chicago Mercantile Exchange (1985-1997).
            PASTORA SAN JUAN CAFFERTY, 57. Director since 1988. Professor, since 1985, at the University of Chicago, Chicago, Illinois, where
  [PHOTO] she has been on the faculty since 1971. Mrs. Cafferty is also a director of Kimberly-Clark Corporation, Harris Bankcorp, Inc. and its subsidiary Harris Trust and Saving Bank, and Waste Management, Inc.

            J. BRUCE HASCH, 59.  Director since 1987. President and Chief
  [PHOTO] Operating Officer (1990) of the Company. Mr. Hasch is also President, Chief Operating Officer (1990), and a director (1986) of The Peoples Gas Light and Coke Company and North Shore Gas Company, subsidiaries of the Company engaged primarily in the purchase, storage, distribution, sale, and transportation of natural gas. Prior to becoming President, Mr. Hasch was Executive Vice President (1985-1990) of the Company and its subsidiaries and Vice President (1981-1985) of both subsidiary companies. Mr. Hasch has been an employee of the Company and/or its subsidiaries since 1960, including 16 years with Natural Gas Pipeline Company of America, a former subsidiary.
            HOMER J. LIVINGSTON, JR., 62. Director since 1989. President and Chief Executive Officer (1993-1995), until his retirement in May
  [PHOTO] 1995, of the Chicago Stock Exchange, Chicago, Illinois. Prior to that, Mr. Livingston was Chairman of the Board and Chief Executive Officer (1988-1992) of H. Livingston & Company, L.P. Mr. Livingston is also a director of American National Can Corp., and Everen Capital Corp.
            WILLIAM G. MITCHELL, 66. Director since 1982. Vice Chairman (1986) and Director (1977), until his retirement in May 1987, of Centel
  [PHOTO] Corporation, Chicago, Illinois, a telephone utility and business-related communications firm. Prior to becoming Vice Chairman, Mr. Mitchell was President (1977-1986) of Centel. Mr. Mitchell is also a director of The Sherwin-Williams Company, The Northern Trust Corporation, The Northern Trust Company, and The Interlake Corporation.

            EARL L. NEAL, 69.  Director since 1985. Principal, since 1955, of
            Earl L. Neal & Associates, Chicago, Illinois, a private law firm.
  [PHOTO]   During 1983, Mr. Neal was Chairman of the Board of First Federal
            Savings and Loan Association of Chicago, Chicago, Illinois. Mr. Neal is also a director of Chicago Title and Trust Company, Chicago Title
            Insurance Company, Lincoln National Corporation, and First
            Chicago/NBD Corporation.

            RICHARD E. TERRY, 60.  Director since 1984. Chairman of the Board
  [PHOTO]   and Chief Executive Officer (1990) of the Company. Mr. Terry is also
            Chairman of the Board and Chief Executive Officer (1990), and a director (1982) of The Peoples Gas Light and Coke Company and North
            Shore Gas Company, subsidiaries of the Company engaged primarily in the purchase, storage, distribution, sale, and transportation of natural gas. Prior to becoming Chairman, Mr. Terry was President and Chief Operating Officer (1987-1990), Executive Vice President
            (1984-1987), and Vice President and General Counsel (1981-1984) of the Company and its subsidiaries. Mr. Terry has been an employee of the Company and/or its subsidiaries since 1972. Mr. Terry is also a director of Amsted Industries, and Bankmont Financial Corp. and its subsidiaries, Harris Bankcorp, Inc. and Harris Trust and Savings
            Bank.
            RICHARD P. TOFT, 61.  Director since 1988. Chairman of the Board and
            Chief Executive Officer (1996) of Alleghany Asset Management, Inc.,
  [PHOTO] Chicago, Illinois, an investment management and advisory service subsidiary of Alleghany Corp. Mr. Toft is also Chairman of the Board of Chicago Title and Trust Company. Previously, Mr. Toft was
            Chairman of the Board and Chief Executive Officer of Chicago Title and Trust Company (1992-1996). Mr. Toft is also a director of Chicago Title Insurance Company, The Cologne Life Reinsurance
            Company, and The Chicago Trust Company.
            ARTHUR R. VELASQUEZ, 59. Director since 1985. Chairman, President and Chief Executive Officer, since 1989, of Azteca Foods, Inc.,
  [PHOTO] Chicago, Illinois, a Mexican food products company. Prior to that, Mr. Velasquez was President and Chief Executive Officer (1971-1987) of Azteca Corn Products Corporation. Mr. Velasquez was also
            President of CID Broadcasting, Inc. (1980-1995) and President of
            Crescent Communications of California, Inc. (1993-1995). Mr.
            Velasquez is also a director of Arvin Industries, Inc., and LaSalle
            National Corporation.

                  MEETINGS AND FEES OF THE BOARD OF DIRECTORS

    The Board of Directors held seven meetings during fiscal 1997. All incumbent directors attended at least 91% or more of the aggregate number of meetings of the Board and of those committees on which such directors served.

    Directors who are not employees receive an annual retainer of $25,000 and a meeting fee of $1,000 for each Board and each committee meeting attended. In addition, any non-employee director who serves as chairman of a committee of the Board receives a $3,000 annual retainer. Officers of the Company who serve on the Board receive no compensation as directors.

    The Company offers non-employee directors an opportunity to defer their director's compensation. Under the Directors Deferred Compensation Plan, a director may elect to defer the receipt of compensation earned as a director until a future date and to receive such compensation at that time in the form of cash, Company common stock, or a combination of both. An election to defer, or to cease to defer, compensation earned as a director of the Company is effective only with respect to compensation earned in the calendar year following the year in which the election is made, but in no event with respect to compensation earned within six months after the date on which the election is made.

    A bookkeeping account is maintained for each participant. The account reflects the amount of cash and/or the number of share equivalents to which the participant is entitled under the terms of the plan.

    The account of a participant who elects to defer compensation in the form of cash is credited with the dollar amount of compensation so deferred on each date that the participant is entitled to payment for services as a director. Interest on the cash balance of the account is computed and credited quarterly as of March 31, June 30, September 30, and December 31 of each year at the prime commercial rate in effect at Harris Trust and Savings Bank, Chicago, Illinois.

    The account of a participant who elects to defer compensation in the form of stock is credited with share equivalents on each date that the participant is entitled to payment for services as a director. The number of share equivalents so credited is determined by dividing the compensation so deferred by the mean price of a share of Company common stock on the New York Stock Exchange on such date. Additional share equivalents are credited to the director's account on each date that the Company pays a dividend on the common stock. During the fiscal year ended September 30, 1997, plan participants as a group were credited with 2,844.643 share equivalents for compensation deferred in the form of stock, with an average per-share base price of $35.19. During the same period, such participants were credited with $13,648.40 for compensation deferred in the form of cash.

                      COMMITTEES OF THE BOARD OF DIRECTORS

    The standing committees of the Board of Directors of the Company during fiscal 1997 were the Audit, Compensation-Nominating, Public Policy, and Executive Committees.

    The Audit Committee makes recommendations to the Board concerning the appointment of the Company's independent public accountants and reviews with the accountants the scope and nature of the audit engagement, the fees for services performed by the firm, and the results of the completed audit. The Committee also reviews and discusses with the internal audit department, management, and the Board, such matters as accounting policies, internal controls, and procedures for preparation of financial statements. In addition, the Committee oversees the selection of independent public accountants to perform audits of certain Company-sponsored employee benefit plans and reviews reports regarding the results of such audits. The members of the Audit Committee are Messrs. Velasquez (Chairman), Brodsky, Langenberg, Mitchell, Toft, and Mrs. Cafferty. Due to mandatory retirement at age 70, Mr. Langenberg will not be standing for re-election to the Board. The Committee held two meetings in fiscal 1997.

    The Compensation-Nominating Committee considers and makes recommendations to the Board concerning salary compensation for elected officers of the Company and its subsidiaries. The Committee also considers, reviews and grants awards under the Company's Long-Term Incentive Compensation Plan (LTIC Plan) and Short-Term Incentive Compensation Plan (STIC Plan) to officers (and, with respect to the LTIC Plan, other key employees) of the Company and its subsidiaries other than the Chief Executive Officer. With respect to the Chief Executive Officer, the Committee considers, reviews and makes awards under the LTIC Plan and the STIC Plan subject to the approval of the non-employee directors of the Board.

    The Committee also makes recommendations to the Board regarding nominees for election as members of the Board of the Company. The Committee will consider written recommendations from shareholders of the Company regarding potential nominees for election as directors. To be considered for inclusion in the slate of nominees proposed by the Board at the next Annual Meeting of Shareholders of the Company, such recommendations should be received in writing by the Secretary of the Company no later than November 16, 1998. In addition, the Committee maintains, with the approval of the Board, formal criteria for selecting directors and also considers other matters, such as the size and composition of the Board, directors' compensation, benefits, and other forms of remuneration. The members of the Compensation-Nominating Committee are Messrs. Neal (Chairman), Brodsky, Langenberg, Livingston, Mitchell, and Toft. The Committee held three meetings in fiscal 1997.

    The Public Policy Committee prepares reports to the Board and provides advice to management on major public issues affecting the Company or the gas industry in general. The Committee also considers and makes recommendations to the Board regarding the Company's Contributions Program and Budget and reviews and monitors corporate policy with respect to charitable and philanthropic giving. Members of the Public Policy Committee are Messrs. Livingston (Chairman), Neal, Velasquez, and Mrs. Cafferty. The Committee held two meetings in fiscal 1997.

    The Executive Committee, in the recess of the Board, has the authority to act upon most corporate matters that require Board approval. The members of the Executive Committee are Messrs. Terry (Chairman), Mitchell (Vice Chairman), Brodsky, Langenberg, Livingston, Neal, Toft, Velasquez, and Mrs. Cafferty. The Committee held no meetings in fiscal 1997.

                     SHARE OWNERSHIP OF DIRECTOR NOMINEES,
                             AND EXECUTIVE OFFICERS

    The following table sets forth certain information regarding the beneficial ownership, as of November 30, 1997, of the Company's Common Stock by (a) each director, the Chief Executive Officer and the four most highly paid executive officers of the Company and (b) all directors and executive officers as a group.

                                                                                              SHARES BENEFICIALLY
                                                                                              OWNED AS OF NOVEMBER
DIRECTORS & OFFICERS                                                                              30, 1997(1)
--------------------------------------------------------------------------------------------  --------------------
Kenneth S. Balaskovits......................................................................           12,238(2)(3)
William J. Brodsky..........................................................................            2,500
Pastora San Juan Cafferty...................................................................            2,800
J. Bruce Hasch..............................................................................           46,656(2)(3)
James Hinchliff.............................................................................           31,005(2)(3)
Homer J. Livingston, Jr.....................................................................            8,448(4)
William G. Mitchell.........................................................................           21,104(4)
Earl L. Neal................................................................................           21,248(4)
Thomas M. Patrick...........................................................................           19,554(2)(3)
Richard E. Terry............................................................................           76,717(2)(3)
Richard P. Toft.............................................................................            7,729(4)
Arthur R. Velasquez.........................................................................            5,174(4)

Directors and executive officers as a group.................................................          326,454

------------------------

(1) The total shares held by all directors and executive officers as a group comprise less than one percent of the Company's outstanding common stock. Unless otherwise indicated, each individual has sole voting and investment power with respect to the shares of common stock attributed to him or her in the table.

(2) Includes shares of restricted stock awarded under the Long-Term Incentive Compensation Plan of the Company, the restrictions on which had not lapsed as of November 30, 1997, as follows: Messrs. Balaskovits, 3,585; Hasch, 8,025; Hinchliff, 4,925; Patrick, 4,125; Terry, 14,685; and all executive officers as a group, 41,620. Owners of shares of restricted stock have the right to vote such shares and to receive dividends thereon, but have no investment power with respect to such shares until the restrictions thereon lapse.

(3) Includes shares that the following have a right to acquire within 60 days following November 30, 1997, through the exercise of Options granted under the Long-Term Incentive Compensation Plan of the Company: Messrs. Balaskovits, 2,600; Hasch, 9,600; Hinchliff, 6,300; Patrick, 8,300; Terry, 23,400; and all executive officers of the Company as a group, 83,600.

(4) Includes 7,448; 8,824; 19,276; 7,429; and 5,174 shares to which Messrs.
    Livingston, Mitchell, Neal, Toft, and Velasquez, respectively, are prospectively entitled pursuant to the Directors Deferred Compensation Plan of the Company.

                             EXECUTIVE COMPENSATION

    The following tables set forth information concerning annual and long-term compensation and grants of stock options, stock appreciation rights and restricted stock awards under the Company's Long-Term Incentive Compensation Plan. All compensation was paid by the Company and its subsidiaries for services in all capacities during the three fiscal years set forth below to (i) the Chief Executive Officer and (ii) the four most highly paid executive officers of the Company other than the Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM COMPENSATION AWARDS
                                                                       ------------------------------
                                                                         RESTRICTED
                                                ANNUAL COMPENSATION         STOCK                        ALL OTHER
                                               ----------------------  AWARD(S)(1)(2)   OPTIONS/SARS   COMPENSATION
NAME AND PRINCIPAL POSITION           YEAR     SALARY ($)  BONUS ($)         ($)             (#)          (3)($)
----------------------------------  ---------  ----------  ----------  ---------------  -------------  -------------
Richard E. Terry                      1997     $  548,500  $  237,900    $   152,663         17,800      $  16,455
 Chairman and Chief                   1996        473,500     191,600        145,722         21,200         14,205
 Executive Officer                    1995        455,300     137,200        137,119         21,400         12,354
J. Bruce Hasch                        1997        345,900     106,700         84,525          9,800         10,377
 President and Chief                  1996        332,600      86,000         80,803         11,800          9,978
 Operating Officer                    1995        319,800      61,500         76,606         11,800          9,594
James Hinchliff                       1997        260,700      67,700         54,338          6,400          7,821
 Senior Vice President                1996        250,700      54,500         51,797          7,600          7,521
 and General Counsel                  1995        241,100      39,000         48,925          7,600          7,233
Thomas M. Patrick                     1997        231,600      67,700         54,338          6,400          6,948
 Executive Vice President             1996        186,800      31,900         33,150          4,800          5,604
                                      1995        176,800      39,200         30,900          4,800          5,304
Kenneth S. Balaskovits                1997        210,400      53,100         43,988          5,200          6,312
 Vice President                       1996        172,500      25,700         33,150          4,800          5,175
 and Controller                       1995        162,700      24,200         30,900          4,800          4,881

------------------------

(1) Restricted stock awards are valued at the closing market price as of the date of grant. The total number of restricted shares held by the named executive officers and the aggregate market value of such shares at September 30, 1997, were as follows: Mr. Terry, 14,020 shares, valued at $528,378.75; Mr. Hasch, 7,990 shares, valued at $301,123.13; Mr. Hinchliff,
    5,130 shares, valued at $193,336.88; Mr. Patrick, 3,830 shares, valued at $144,343.13; and Mr. Balaskovits, 3,455 shares, valued at $130,210.31.
    Dividends are paid on the restricted shares at the same time and at the same rate as dividends paid to all shareholders of common stock. Aggregate market value is based on a per share price of $37.6875, the closing price of the Company's stock on the New York Stock Exchange on September 30, 1997.

(2) Restricted stock awards granted to date vest in equal annual increments over a five-year period. If a recipient's employment with the Company terminates, other than by reason of death, disability, or retirement after attaining age 65, the recipient forfeits all rights to the unvested portion of the restricted stock award. In addition, the Compensation-Nominating Committee (and with respect to the CEO, the Compensation-Nominating Committee, subject to the approval of the non-employee directors) may, in its sole discretion, accelerate the vesting of any restricted stock awards granted under the Long-Term Incentive Compensation Plan. Total restricted stock awarded to the named individuals for 1995 constitutes 12,600 shares, of which 2,520 shares vested in 1996; 2,520 shares vested in 1997; 2,520 shares will vest in 1998; 2,520 shares will vest in 1999; and the remaining 2,520 shares will vest in 2000. Total restricted stock awarded to the named individuals for 1996 constitutes 12,475 shares, of which 2,495 shares vested in 1997; 2,495 shares will vest in 1998; 2,495 shares will vest in 1999; 2,495 shares will vest in 2000; and the remaining 2,495 shares will vest in 2001. Total restricted stock awarded to the named individuals for 1997 constitutes 11,300 shares, of which 2,260 shares will vest in 1998; 2,260 shares will vest in 1999; 2,260 shares will vest in 2000; 2,260 shares will vest in 2001; and the remaining 2,260 shares will vest in 2002.

(3) Company contributions to the Capital Accumulation Plan accounts of the named executive officers during the above fiscal years. Employee contributions under the plan are subject to a maximum limitation under the Internal Revenue Code of 1986. The Company pays an employee who is subject to this limitation an additional 50 cents for each dollar that the employee is prevented from contributing solely by reason of such limitation. The amounts shown in the table above reflect, if applicable, this additional Company payment.

                       OPTIONS/SAR GRANTS IN FISCAL 1997

                                                           INDIVIDUAL GRANTS
                                  -------------------------------------------------------------------
                                                 % OF TOTAL OPTIONS/
                                  OPTIONS/SARS     SARS GRANTED TO      EXERCISE OR                     GRANT DATE
                                    GRANTED      EMPLOYEES IN FISCAL    BASE PRICE                     PRESENT VALUE
              NAME                   (#)(1)            YEAR (2)           ($/SH)      EXPIRATION DATE     ($)(3)
--------------------------------  ------------   --------------------   -----------   ---------------  -------------
Richard E. Terry                     17,800             10.1%             $   34.19      02-Oct-06        $51,620
 Chairman and Chief Executive
 Officer
J. Bruce Hasch                        9,800              5.6                  34.19      02-Oct-06         28,420
 President and Chief Operating
 Officer
James Hinchliff                       6,400              3.6                  34.19      02-Oct-06         18,560
 Senior Vice President and
 General Counsel
Thomas M. Patrick                     6,400              3.6                  34.19      02-Oct-06         18,560
 Executive Vice President
Kenneth S. Balaskovits                5,200              2.9                  34.19      02-Oct-06         15,080
 Vice President and Controller

------------------------

(1) The grant of an Option enables the recipient to purchase Company common stock at a purchase price equal to the fair market value of the shares on the date the Option is granted. The grant of an SAR enables the recipient to receive, for each SAR granted, cash in an amount equal to the excess of the fair market value of one share of Company common stock on the date the SAR is exercised over the fair market value of such common stock on the date the SAR was granted. Options or SARs that expire unexercised become available for future grants. Before an Option or SAR may be exercised, the recipient must complete 12 months of continuous employment subsequent to the grant of the Option or SAR. Options and SARs may be exercised within 10 years from the date of grant, subject to earlier termination in case of death, retirement, or termination of employment.

(2) Based on 88,200 Options and 88,200 SARs granted to all employees under Peoples Energy's Long-Term Incentive Compensation Plan during fiscal 1997.

(3) Present value is determined using a variation of the Black-Scholes Option Pricing Model. The model assumes: a) that Options and SARs are exercised two years after the date of grant -- the average time Options and SARs were held by recipients under the Company's Long-Term Incentive Compensation Plan over the past ten years; b) use of an interest rate equal to the interest rate on a U.S. Treasury security with a maturity date corresponding to the assumed exercise date; c) a level of volatility calculated using weekly stock prices for the two years prior to the date of grant; d) an expected dividend yield; and e) that no adjustments were made for non-transferability or risk of forfeiture. This is a theoretical value for the Options and SARs. The amount realized from an Option or an SAR ultimately depends upon the excess of the market value of the Company's stock over the exercise price on the date the Option or SAR is exercised.

                 AGGREGATED OPTION/SAR EXERCISES IN FISCAL 1997
                       AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                VALUE OF UNEXERCISED
                                                     NUMBER OF UNEXERCISED      IN-THE-MONEY OPTIONS/
                          SHARES                    OPTIONS/SARS AT FISCAL         SARS AT FISCAL
                        ACQUIRED ON                      YEAR-END (#)               YEAR-END ($)
                        (OPTION/SAR)    VALUE     ---------------------------   ---------------------
         NAME           EXERCISE(#)(1) REALIZED($) EXERCISABLE  UNEXERCISABLE   EXERCISABLE UNEXERCISABLE
----------------------  -----------   ---------   -----------   -------------   ---------   ---------
Richard E. Terry        21,200        $178,875      29,000         17,800       $204,790    $62,300
 Chairman and Chief
 Executive Officer

J. Bruce Hasch          21,400        172,977        9,400          9,800       64,014      34,300
 President and Chief
 Operating Officer

James Hinchliff         13,800        118,732        6,200          6,400       42,222      22,400
 Senior Vice President
 and General Counsel

Thomas M. Patrick        2,400        27,900        10,200          6,400       79,574      22,400
 Executive Vice
 President

Kenneth S. Balaskovits  11,000        97,119             0          5,200        0          18,200
 Vice President and
 Controller

------------------------

(1) Includes cash-only SARs exercised by the named executive officers in the following amounts: Mr. Terry, 10,600; Mr. Hasch, 10,700; Mr. Hinchliff, 6,900; Mr. Patrick, 1,200; and Mr. Balaskovits, 5,500.

                               PENSION PLAN TABLE

    The following table illustrates various annual straight-life benefits at normal retirement (age 65) for the indicated levels of average annual compensation and various periods of service, assuming no future changes in the Company's pension benefits. The compensation used in the computation of annual retirement benefits is substantially equivalent to the salary and bonus reported in the Summary Compensation Table. The benefit amounts shown reflect reduction for applicable Social Security benefits.

                                                             YEARS OF SERVICE
                                        ----------------------------------------------------------
     AVERAGE ANNUAL COMPENSATION            20          25          30          35          40
           ----------------             ----------  ----------  ----------  ----------  ----------
$150,000..............................  $   54,682  $   68,352  $   82,022  $   91,397  $  100,772
 200,000..............................      74,682      93,352     112,022     124,522     137,022
 250,000..............................      94,682     118,352     142,022     157,647     173,272
 300,000..............................     114,682     143,352     172,022     190,772     209,522
 350,000..............................     134,682     168,352     202,022     223,897     245,772
 400,000..............................     154,682     193,352     232,022     257,022     282,022
 450,000..............................     174,682     218,352     262,022     290,147     318,272
 500,000..............................     194,682     243,352     292,022     323,272     354,522
 550,000..............................     214,682     268,352     322,022     356,397     390,772
 600,000..............................     234,682     293,352     352,022     389,522     427,022
 650,000..............................     254,682     318,352     382,022     422,647     463,272
 700,000..............................     274,682     343,352     412,022     455,772     499,522
 750,000..............................     294,682     368,352     442,022     488,897     535,772
 800,000..............................     314,682     393,352     472,022     522,022     572,022
 850,000..............................     334,682     418,352     502,022     555,147     608,272
 900,000..............................     354,682     443,352     532,022     588,272     644,522

    Average annual compensation is the average 12-month compensation for the highest 60 consecutive months of the last 120 months of service prior to retirement. Compensation is total salary paid to an employee by the Company and/or its subsidiary companies, including bonuses under the Company's Short-Term Incentive Compensation Plan, pre-tax contributions under the Company's Capital Accumulation Plan, pre-tax contributions under the Company's Health and Dependent Care Spending Accounts Plan, and pre-tax contributions for life and health care insurance, but excluding moving allowances, exercise of stock options and SARs, and other compensation that has been deferred.

    As of September 30, 1997, the credited years of retirement benefit service for the individuals listed in the Summary Compensation Table were as follows:
Mr. Terry, 33 years; Mr. Hasch, 37 years; Mr. Hinchliff, 25 years; Mr. Patrick, 21 years; and Mr. Balaskovits, 30 years. The benefits shown in the foregoing table are subject to maximum limitations under the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended. Should these benefits at the time of retirement exceed the then-permissible limits of the applicable Act, the excess would be paid by the Company as supplemental pensions pursuant to the Company's Supplemental Retirement Benefit Plan. The benefits shown give effect to these supplemental pension benefits.

                              SEVERANCE AGREEMENTS

    The Company has entered into separate severance agreements with certain key executives, including each of the executives named in the Summary Compensation Table. The intent of the severance agreements is to assure the continuity of the Company's administration and operations in the event of a Change in Control of the Company (as described below). The severance agreements were developed in accordance with the advice of outside consultants.

    The term of each severance agreement is for the longer of 36 months after the date in which a Change in Control of the Company occurs or 24 months after the completion of the transaction approved by shareholders described in (iii) below of the description of a Change in Control. A Change in Control is defined as occurring when (i) the Company receives a report on Schedule 13D filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, disclosing that any person, group, corporation, or other entity is the beneficial owner, directly or indirectly, of 20% or more of the common stock of the Company; (ii) any person, group, corporation, or other entity (except the Company or a wholly-owned subsidiary), after purchasing common stock of the Company in a tender offer or exchange offer, becomes the beneficial owner, directly or indirectly, of 20% or more of such common stock; (iii) the shareholders of the Company approve (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation, other than a consolidation or merger in which holders of the Company's common stock prior to the consolidation or merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger as immediately before; (b) any consolidation or merger in which the Company is the continuing or surviving corporation, but in which the common shareholders of the Company immediately prior to the consolidation or merger do not hold at least 90% of the outstanding common stock of the Company; (c) any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company, except where the Company owns all of the outstanding stock of the transferee entity or the Company's common shareholders immediately prior to such transaction own at least 90% of the transferee entity or group of transferee entities immediately after such transaction; or (d) any consolidation or merger of the Company where, after the consolidation or merger, one entity or group of entities owns 100% of the shares of the Company, except where the Company's common shareholders immediately prior to such merger or consolation own at least 90% of the outstanding stock of such entity or group of entities immediately after such consolidation or merger; or (iv) a change in the majority of the members of the Company's Board of Directors within a 24-month period, unless approved by two-thirds of the directors then still in office who were in office at the beginning of the 24-month period.

    Each severance agreement provides for payment of severance benefits to the executive in the event that, during the term of the severance agreement, (i) the executive's employment is terminated by the Company, except for "cause" as defined therein; or (ii) the executive's employment is terminated due to a constructive discharge, which includes (a) a material change in the executive's responsibilities, which change would cause the executive's position with the Company to become of less dignity, responsibility, prestige or scope; (b) reduction, which is more than de minimis, in total compensation; (c) assignment without the executive's consent to a location more than 50 miles from the current place of employment; or (d) liquidation, dissolution, consolidation, merger, or sale of all or substantially all of the assets of the Company, unless the successor corporation has a net worth at least equal to that of the Company and expressly assumes the obligations of the Company under the executive's severance agreement.

    The principal severance benefits payable under each severance agreement consist of the following: (i) the executive's base salary and accrued benefits through the date of termination, including a pro rata portion of awards under the Company's STIC Plan; (ii) three times the sum of the individual's base salary, the average of the STIC Plan awards for the prior three years and the value of the LTIC Plan awards in the prior calendar year; and (iii) the present value of the executive's accrued benefits under the Company's Supplemental Retirement Benefits Plan (SRBP) that would be payable upon retirement at normal retirement age, computed as if the executive had completed three years of additional service. In addition, the executive will be entitled to continuation of life insurance and medical benefits for the longer of (a) a period of three years after termination or (b) a period commencing after termination and ending when the executive may receive pension benefits without actuarial reduction, provided that the Company's obligation for such benefits under the severance agreement shall cease upon the executive's employment with another employer that provides life insurance and medical benefits. Each severance agreement also provides that the executive's Options and SARs shall become exercisable upon a Change in Control and that all Options and SARs shall remain exercisable for the shorter of (a) three years after termination or (b) the term of such Options and SARs. Any restricted stock previously awarded to the executive under the LTIC Plan would vest upon a Change in Control if such vesting does not occur due to a Change in Control under the terms of the LTIC Plan. The Company is also obligated under each severance agreement to pay an additional amount to the executive sufficient on an after-tax basis to satisfy any excise tax liability imposed by Section 4999 of the Internal Revenue Code of 1986, as amended. The benefits received by the executive under each agreement are in lieu of benefits under the Company's termination allowance plan and the executive's benefits under the SRBP. Each executive would be required to waive certain claims prior to receiving any severance benefits.

                        REPORT ON EXECUTIVE COMPENSATION
                            COMPOSITION OF COMMITTEE

    The Compensation-Nominating Committee (Committee) is appointed by the Board from the membership of the Outside Directors. The Outside Directors are all of the directors who are not officers or employees of the Company or its subsidiaries.

                         OFFICER COMPENSATION GENERALLY

    The Board has established a comprehensive officer compensation program designed to provide equitable and generally competitive cash compensation and incentives to its officers so as to attract and retain skilled and experienced officers. Officer compensation is comprised of cash compensation, consisting of base salary and bonus, and long-term compensation, consisting of non-qualified stock options (Options), stock appreciation rights (SARs) and restricted stock awards. The Board annually reviews the competitiveness of each component of compensation and total compensation with the assistance of the Committee and a nationally recognized compensation firm (Independent Consultant).

    The Committee believes that ownership of Company stock by the Company's management aligns more closely the interests of management and shareholders. To encourage appropriate levels of executive stock ownership, the Committee has adopted ownership guidelines for its officers. The levels of stock ownership specified by the guidelines range from 3 times the officer's annual base salary to 1/2 of annual base salary, depending on the officer's position.

                                  BASE SALARY

    Salaries for elected officers are established by the Board based on recommendations of the Committee. The Committee's recommendations are based on advice and information from the Independent Consultant, a compensation report prepared by the Human Resources Division of the Company's wholly-owned utility subsidiary, The Peoples Gas Light and Coke Company, and, for officers other than the Chairman of the Board and Chief Executive Officer (CEO), the recommendations of the CEO.

    The Committee evaluates the competitiveness of the Company's elected officer salaries in light of competitive market data for comparable companies, primarily gas distribution companies having revenues of similar size to those of the Company. Officer salaries are established by reference to salary range midpoints that are set slightly above the average for the comparison companies. Actual salaries may be above or below the midpoint, depending upon the length of incumbency, the performance of job responsibilities and other factors. The information used by the Committee is derived from market data collected and surveys prepared by the Human Resources Division and the Independent Consultant. The Committee considers the recommendations of the CEO (for officers other than the CEO), as well as market data, in making its recommendations. The Committee's recommendations consider not only the general competitiveness of the elected officers' salary ranges and proposed salaries, but also take into account each individual officer's performance of his or her job responsibilities.

    For fiscal 1997, the Board accepted the Committee's recommendation and approved a base salary increase for Mr. Terry of $75,000. The Committee's recommendation was based on the need to maintain the market competitiveness of Mr. Terry's base salary.

                     SHORT-TERM INCENTIVE COMPENSATION PLAN

    The Short-Term Incentive Compensation Plan (STIC Plan) makes a portion of executive cash compensation directly related to the Company's short-term performance.

    The STIC Plan provides that cash bonuses may be awarded to officers of the Company and its subsidiaries based on levels of achievement under performance measures established at the beginning of each fiscal year. The purposes of the STIC Plan are: (i) to provide meaningful incentives to participants that will benefit shareholders and customers through improvements in performance in areas of strategic concern to the Company; (ii) to provide competitive levels of compensation to enable the Company to attract and retain people who are able to make a significant contribution to the Company's success; and (iii) to encourage teamwork and cooperation in the achievement of Company goals.

    The STIC Plan is administered by the Committee. At the beginning of each fiscal year, the Committee identifies the officers who will be participants for the year and establishes award opportunities for each participant based on the participant's salary range midpoint. The Committee also establishes performance measures and aligns the measures with award opportunities for each participant. Awards are computed at the end of each year on the basis of achievement of the performance measures. The final awards are based on these computed amounts, adjusted at the Committee's discretion for all participants other than the CEO, and, with respect to the CEO at the Committee's discretion subject to the approval of the Outside Directors. The Committee decided that for fiscal 1997, awards would be paid under the STIC Plan only if the Company achieved dividend coverage on a weather normalized basis for the year and did not reduce its common stock dividend during the year.

    For fiscal year 1997, awards for certain participants, including Mr. Terry, were based entirely on corporate performance measures. Other participants' awards were based partly on corporate performance measures and partly on individual or divisional performance measures. For Mr. Terry, the STIC Plan award opportunities were weighted among five corporate measures -- 35 percent of the award based on earnings per share, 25 percent on gas costs, 20 percent on return on equity, 10 percent on customer satisfaction and 10 percent on "nontraditional" income, i.e., income from new products and services offered by the Company's utility subsidiaries and the activities of the Company's nonutility subsidiaries. Two measures -- return on equity and gas costs -- rank the Company's performance in peer group comparisons. The other three measures rank performance against internally established goals. An award percentage for each performance measure was determined by the Company's rank within the applicable comparator group (for return on equity and gas costs) or the Company's performance compared to the internally established goals (for earnings per share, customer satisfaction and nontraditional income). Companies in the comparator group for return on equity were those that the Company believes are often cited by investment analysts as alternate investment opportunities to the Company. Companies in the comparator group used for the gas cost measure all serve large midwestern urban areas within a five hundred mile radius of Chicago.

    The award percentages determined under the corporate performance measures were then added together, resulting in a composite award percentage of 59.1 percent of the maximum award opportunity for Mr. Terry and other participants whose award opportunity was based solely on corporate performance measures. Based on these results, the Committee decided upon, and the Outside Directors approved, an award to Mr. Terry of $237,900.

                     LONG-TERM INCENTIVE COMPENSATION PLAN

    The Long-Term Incentive Compensation Plan (LTIC Plan) is administered by the Committee for employees other than the CEO and, with respect to the CEO, by the Committee subject to the approval of the Outside Directors. The Committee has the duty to select the individuals to whom Options, SARs and restricted stock awards, or combinations thereof, will be granted, determine the amount and the extent of such individuals' participation, interpret provisions of the plan, and promulgate, amend and rescind rules for its administration. With respect to the CEO, the Committee prescribes the form and content of Options, SARs and restricted stock granted and is authorized to interpret the plan, to prescribe, amend or rescind rules relating to it, and to make all other determinations necessary or advisable for the plan's administration, subject to the approval of the Outside Directors.

    The purpose of the LTIC Plan is to align the interests of key employees with those of shareholders, thereby increasing those employees' interest in the financial success and growth of the Company. In selecting employees who receive awards under the LTIC Plan, the Committee considers the individual's position and responsibilities, nature of service to the Company, and past, present and potential contributions to the success of the Company.

    The grant of an Option enables the recipient to purchase Company common stock at a purchase price equal to the fair market value of the shares on the date the Option was granted. The grant of an SAR entitles the recipient to receive, for each SAR granted, cash in an amount equal to the excess of the fair market value of one share of Company common stock on the date the SAR is exercised over the fair market value of such common stock on the date the SAR was granted. Before an Option or SAR may be exercised, the recipient must complete 12 months of continuous employment subsequent to the grant of the Option or SAR. Options and SARs may be exercised within 10 years from the date of grant, subject to earlier termination in case of death, retirement, or termination of employment for other reasons.

    The grant of a restricted stock award entitles the recipient to vote the shares of Company common stock covered by such award and to receive dividends thereon. The recipient may not transfer or otherwise dispose of such shares until the restrictions thereon lapse. Restricted stock awards granted to date vest in equal annual increments over a five-year period from the date of grant. If a recipient's employment with the Company terminates, other than by reason of death, disability or retirement after attaining age 65, the recipient forfeits all rights to the unvested portion of the restricted stock award. In addition, the Committee (and, with respect to the CEO, the Committee subject to the approval of the Outside Directors) may, in its discretion, accelerate the vesting of any restricted stock awards granted under the LTIC Plan.

    Grants of Options, SARs and restricted stock are made by the Committee by general application of the LTIC Plan guidelines. The Committee also considers the recommendations of the CEO for recipients other than the CEO. Under the guidelines, the number of Options and SARs is determined for recipients by applying percentages of salary range midpoints (this percentage varies with the recipient's position in the Company), and dividing that amount by the Company's common stock price on or shortly before the date on which Options and SARs will be granted. To the extent restricted stock is awarded, the recipient's Options and SARs that would otherwise be granted are reduced at the rate of two Options and two SARs for each share of restricted stock granted. The Committee's practice has been to limit an award of restricted stock for a recipient to one-quarter of the total shares of Options and SARs under the guidelines. All awards under the LTIC Plan (except for the CEO) are subject to the discretion and approval of the Committee. With respect to the CEO, the Committee awards under the LTIC Plan are subject to the discretion and approval of the Outside Directors. Each year, prior to Committee approval, the Independent Consultant reviews the LTIC Plan and evaluates the appropriateness of the continued use of the plan, its guidelines and the value of the grants to be made thereunder.

    Based on the application of the guideline formula and the recommendation of the Independent Consultant, the Committee granted, and the Outside Directors approved, awards to Mr. Terry of 8,900 Options, 8,900 SARs, and 4,425 shares of restricted stock.

    Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of certain compensation that may be deducted by the Company in any year with respect to the executive officers named in the Summary Compensation Table of the proxy statement. Mr. Terry's compensation for fiscal 1997 exceeded this limit by $152,028. This excess is attributable to the exercise by Mr. Terry of certain Options and SARs granted to him in prior years under the LTIC Plan. The amendments to the LTIC Plan recommended in this proxy statement for shareholder approval will qualify the exercise of Options and SARs granted prospectively under the LTIC Plan for the corporate tax deduction.

    The Committee will continue to monitor the impact of Section 162(m) on the Company's other compensation programs. The Committee believes it is in the best interest of the Company's shareholders to retain broader discretion in determination of performance criteria with respect to other compensation programs of the Company than that contemplated by regulations of the Internal Revenue Service.

Submitted by:

THE COMPENSATION-NOMINATING COMMITTEE

Earl L. Neal (Chairman)
William J. Brodsky
Frederick C. Langenberg
Homer J. Livingston, Jr.
William G. Mitchell
Richard P. Toft

                               PERFORMANCE GRAPH

    The following graph compares the cumulative total shareholder return on Company common stock to the cumulative total return of the S&P 500 Index and the S&P Utility Index over a five-year period ending September 30, 1997. The graph assumes that the value of investment in Company common stock and each index was $100 on September 30, 1992, and that all dividends were reinvested.
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL
VALUE OF INVESTMENT      PEOPLES ENERGY CORPORATION                           RETURN
Fiscal Years                  Peoples Energy Corporation                     Standard & Poors' 500 Index
Sep-92                                           $100.00                                         $100.00
Sep-93                                           $107.89                                         $113.00
Sep-94                                            $94.99                                         $117.17
Sep-95                                           $106.56                                         $152.02
Sep-96                                           $139.23                                         $182.93
Sep-97                                           $162.64                                         $256.92


VALUE OF INVESTMENT
                         Standard & Poors' Utilities
Fiscal Years                                   Index
Sep-92                                       $100.00
Sep-93                                       $124.43
Sep-94                                       $108.13
Sep-95                                       $137.96
Sep-96                                       $147.37
Sep-97                                       $168.55

ITEM 2.  AMENDMENTS TO THE LONG-TERM INCENTIVE COMPENSATION PLAN

    The Long-Term Incentive Compensation Plan was adopted by the Board of Directors of the Company and approved by shareholders effective as of January 26, 1979. The plan was subsequently amended with approval of shareholders effective November 30, 1981, February 28, 1986, February 23, 1990 and February 24, 1995. The Board, on December 3, 1997, further amended the plan as described below, subject to shareholder approval at this meeting.

                                    THE PLAN

    The following is a brief description of the plan. A copy of the plan can be obtained from the Shareholder Services Department, Peoples Energy Corporation, P.O. Box 2000, Chicago, Illinois 60601; Telephone (800) 901-8878.

    Under the plan, key management employees of the Company and its subsidiaries may be granted non-qualified stock options ("Options"), stock appreciation rights ("SARs") and restricted stock awards, or combinations thereof. The grant of an Option enables the recipient to purchase Company common stock at a purchase price equal to the fair market value of the shares on the date the Option is granted. Payment for the shares purchased can be made in cash and/or common stock of the Company at the time or times the Option is exercised. Any such common stock submitted in payment for an Option is valued at the mean between the highest and lowest quoted selling price on the New York Stock Exchange Composite Transactions on the date of exercise. The grant of an SAR enables the recipient to receive, for each SAR granted, cash in an amount equal to the excess of the fair market value of one share of Company common stock on the date the SAR is exercised over the fair market value of such common stock on the date the SAR was granted. If Options or SARs expire, the unexercised Options or SARs will be available for future grants.

    Before an Option or SAR may be exercised, the recipient must complete 12 months of continuous employment subsequent to the grant of the Option or SAR. Under the plan, Options and SARs may be exercised within ten years from the date of grant, subject to earlier termination in case of death, retirement or termination of employment. The grant of a restricted stock award entitles the recipient to vote the shares of Company common stock covered by such award and to receive dividends thereon. The recipient may not transfer or otherwise dispose of such shares until the restrictions thereon lapse. Restricted stock awards granted to date vest in equal annual increments over a five-year period from the date of grant. If a recipient's employment with the Company terminates, other than by reason of death, disability or retirement after attaining age 65, the recipient forfeits all rights to the unvested portion of the restricted stock award. In addition, the Compensation-Nominating Committee ("Committee") (other than with respect to the CEO) may, in its sole discretion, accelerate the vesting of any restricted stock awards granted under the plan. With respect to the CEO, the Committee may accelerate the vesting of any restricted stock awards granted under the plan, subject to approval by a majority of those directors who are not officers or employees of the Company or its subsidiaries ("Outside Directors"). Upon the occurrence of a change in control of the Company, as defined in the plan, all Options and SARs granted under the plan shall become immediately exercisable and all shares of restricted stock granted under the plan shall become fully vested.

    The plan is administered solely by the Committee for employees other than the CEO. The Committee has the duty to select the individuals to whom Options, SARs and restricted stock awards or combinations thereof will be granted, determine the amount and the extent of such individuals' participation, interpret provisions of the plan, and promulgate, amend and rescind rules for its administration. With respect to the CEO, the plan is administered by and the duties described herein are performed by the Committee, subject to the approval of a majority of Outside Directors.

    Up to 1,800,000 shares of common stock may be sold under Options granted pursuant to the plan or awarded pursuant to restricted stock awards. Up to 1,800,000 SARs may be granted pursuant to the plan. As of November 30, 1997, 478,535 shares remained available under the plan for sale under Options and for restricted stock awards, and 589,850 SARs remained available for grants under the plan. In the event there is any change in the common stock of the Company through the declaration of stock dividends or through a recapitalization resulting in stock split-ups or combinations or exchanges of shares, or otherwise, then the number of SARs and shares remaining available for future grants of Options and restricted stock awards, and the number exercisable under existing grants of SARs and Options, shall be appropriately adjusted by the Committee, as will the SAR price and Option price per share.

    The Board of Directors may, by resolution, at any time and from time to time, amend, revise or terminate the plan, except that, without shareholder approval, no amendment may increase the maximum number of SARs or shares which may be sold pursuant to Options or covered by restricted stock awards granted under the plan or reduce the Option price of any Option or the SAR price of any SAR (except in accordance with the anti-dilution provisions of the plan), change the class of employees eligible to receive SARs, Options or restricted stock awards under the plan, or extend the term of the plan. Except as otherwise specifically provided in the plan, no SAR, Option or restricted stock award granted under the plan may be thereafter altered or impaired without the consent of the holder thereof.

                                TAX CONSEQUENCES

    The Company has been advised by Sidley & Austin, tax counsel to the Company, that, under the present provisions of the Internal Revenue Code of 1986, as amended, the federal income tax consequences of the plan are as follows:

    A recipient will not realize taxable income at the time of the grant of an Option under the plan. However, upon the exercise of an Option, a recipient who is not subject to the short-swing profit liability provisions of Section 16(b) of the Securities Exchange Act of 1934 will realize ordinary income in an amount measured by the excess, if any, of the fair market value of the shares of the Company common stock acquired upon exercise over the Option price, and the Company will be entitled to a corresponding deduction at the same time and in the same amount. Upon a subsequent disposition of such shares, the recipient will realize short-term or long-term capital gain or loss depending upon the recipient's holding period for such shares, with the basis for computing such gain or loss equal to the Option price plus the amount of ordinary income realized upon exercise.

    A recipient will not realize taxable income at the time of the grant of an SAR under the plan. Upon exercise, however, such recipient will realize ordinary income measured by the cash received (including taxes withheld); and the Company will be entitled to a corresponding deduction at the same time and in the same amount.

    The exercise of an Option through the exchange of shares of previously acquired Company common stock will generally be treated as a nontaxable exchange as to the number of shares given up and the identical number of shares received under the Option. That number of shares will take the same basis and, for capital gain purposes, the same holding period as the shares which are given up. The fair market value of the shares received upon such an exchange which are in excess of the number given up will be taxed to the recipient at the time of the exercise as ordinary income. The excess shares will have a new holding period for capital gain purposes and a basis equal to the fair market value of such shares determined at the time of exercise.

    The so-called "cashless" exercise of an Option under which the number of shares received under the Option is reduced by that number of shares with a fair market value equal to the Option price results in taxable ordinary income to the recipient at the time of exercise in an amount equal to the fair market value of the shares received. The holding period of such shares for capital gain purposes will begin on the day following the date of exercise and such shares will have a basis for tax purposes equal to the fair market value of the share on the date of exercise.

    A recipient who is subject to the short-swing profit liability provisions of
Section 16(b) of the Securities Exchange Act of 1934 and who acquires shares of Company common stock pursuant to the exercise of an Option will generally realize ordinary income at the time of the later of (a) the exercise of the Option or (b) the end of a period of six months following the date such Option was granted, in an amount equal to the excess, if any, of the fair market value of the Option shares at that time over the Option price. The Company will be entitled to a corresponding deduction equal to the amount of ordinary income realized by the recipient. Such deduction is allowed in the taxable year of the Company which includes the end of the recipient's taxable year in which the amount is included in the recipient's income.

For purposes of determining whether the recipient would have long-term or short-term capital gain upon the subsequent sale of the shares, the recipient's holding period begins to run on the date the recipient realizes ordinary income.

    A recipient who is subject to the limitations imposed by Section 16(b) of the Securities Exchange Act of 1934 and who acquires shares of Company common stock pursuant to the exercise of an Option may, by filing an election with the Internal Revenue Service within 30 days of the date of exercise of the Option, elect to be taxed as if the limitations of Section 16(b) did not apply to him. If such an election is made, the Company will be entitled to a deduction equal to the amount of ordinary income realized by the recipient. Such deduction is allowed in the taxable year of the Company which includes the end of the recipient's taxable year in which the amount is included in the recipient's income. Any subsequent disposition of the shares will result in capital gain or loss with the holding period beginning on the day following the date of exercise. In determining the amount of gain or loss, the recipient's basis will be the fair market value of the shares on the date of exercise.

    A recipient will not realize taxable income at the time of grant of a restricted stock award, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. Upon the vesting of shares of Company common stock subject to an award, the recipient will realize ordinary income in an amount equal to the excess of the fair market value of such shares at such time over the amount paid by the recipient, if any. The Company will be entitled to a deduction equal to the amount of ordinary income realized by the recipient. Such deduction is allowed in the taxable year of the Company which includes the end of the recipient's taxable year in which the amount is included in the recipient's income. Dividends paid to the recipient during the restriction period will be taxable as compensation income to the recipient at the time paid and will be deductible at such time by the Company. The recipient of a restricted stock award may, by filing an election with the Internal Revenue Service within 30 days of the date of grant of the restricted stock award, elect to be taxed at the time of grant of the award on the excess of the then fair market value of the shares of Company common stock over the amount paid by the recipient, if any, in which case (1) the Company will be entitled to a deduction equal to the amount of ordinary income realized by the recipient (such deduction is allowed in the taxable year of the Company which includes the end of the recipient's taxable year in which the amount is included in the recipient's income), (2) dividends paid to the recipient during the restriction period will be taxable as dividends to the recipient and not deductible by the Company, and
(3) there will be no further tax consequences to either the recipient or the Company when the restrictions lapse.

    Upon exercise of an Option or the vesting of shares included in a restricted stock award, the Company is obligated to withhold against the recipient's federal and state income and employment tax liability. Payment of the withholding obligation can be made from other amounts due from the Company to the recipient or with shares of Company common stock owned by the recipient. If the recipient elects to tender shares of Company common stock or to reduce the number of shares the recipient is otherwise entitled to receive to satisfy the withholding obligation, the shares tendered or reduced will be treated as having been sold to the Company.

                              PROPOSED AMENDMENTS

    As discussed in the Report on Executive Compensation contained in this proxy statement, Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of certain compensation that may be deducted by the Company in any year with respect to any of the executive officers named in the Summary Compensation Table of the proxy statement. This limitation does not apply to "performance-based compensation." Options and SARs may qualify as performance-based compensation if granted pursuant to a plan approved by shareholders which, among other things, provides for a maximum limit on the number of shares underlying such awards that may be granted to any participant over a specified period. Accordingly, the Board has amended the plan, subject to shareholder approval, to provide for limits on the number of Options and SARs that may be granted to a participant in any fiscal year, as described below.

    The proposed amendments provide that no more than 60,000 Options and 60,000 SARs may be granted under the plan to any participant in any fiscal year, subject to the anti-dilution adjustments provided for in the current plan (e.g., stock split-ups or combinations). If these limitations are approved by shareholders, the Company will be able to exclude from the Section 162(m) limitation its compensation expenses incurred with respect to Options and SARs granted under the plan subsequent to such approval, thereby assuring that the Company may deduct such expenses for federal income tax purposes.

    The Committee does not expect a change in its practice of determining grants of Options and SARs as a result of the proposed amendments. The maximum number of Options and SARs established by the amendments are designed to provide the Company with flexibility to attract and retain talented employees while complying with the provisions of Section 162(m) to preserve the deductibility of performance-based compensation paid to the executives named in the Summary Compensation Table of the proxy statement.

                           VOTE REQUIRED FOR APPROVAL

    The affirmative vote of a majority of the outstanding shares of common stock of the Company will be required for approval of the foregoing amendments to the plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED
            AMENDMENTS TO THE LONG-TERM INCENTIVE COMPENSATION PLAN.

ITEM 3.  APPOINTMENT OF AUDITORS

    Shareholders will be asked to ratify the recommendation of the Audit Committee and the appointment by the Board of Directors of Arthur Andersen LLP as the independent public accountants for the Company and its subsidiaries for the fiscal year ending September 30, 1998. Arthur Andersen LLP has been engaged as the independent public accountants of the Company or The Peoples Gas Light and Coke Company since 1932.

    A representative of Arthur Andersen LLP is expected to be present at the meeting and will be available to respond to appropriate questions or to make a statement if said representative so desires.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR SUCH APPOINTMENT.
                                 OTHER MATTERS

    Management does not know of any matters to be presented at the meeting other than those mentioned in the Notice of Annual Meeting of Shareholders. However, if other matters come before the meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their judgment on such matters.

                             SHAREHOLDER PROPOSALS

    Any proposals by shareholders that are intended to be presented for action at the 1999 Annual Meeting of Shareholders of the Company must be received by the Company by September 2, 1998, to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.

                                               EMMET P. CASSIDY
                                               Secretary

December 31, 1997

             LONG-TERM INCENTIVE COMPENSATION PLAN

                  Effective February 22, 1990
(Amended December 2, 1992, December 7, 1994, February 24, 1995, November 1, 1996, as of December 4, 1996 and as of February 27, 1998)


1.   PURPOSE

          The purpose of the Long-Term Incentive Compensation Plan ("the Plan") is to attract, retain and motivate strong management employees by providing additional incentive to key employees of Peoples Energy Corporation (the "Company") and its Subsidiaries (as defined by paragraph 13) to acquire a proprietary interest in the business of the Company and its Subsidiaries and by encouraging the interest of such persons in the financial success and growth of the Company. The Plan contemplates the granting of non-qualified stock options (i.e. options which are not "statutory" within the meaning of Section 1.421-7(b) of the regulations under the Internal Revenue Code of 1986, as amended) ("Options"), Stock Appreciation Rights ("SARs") or restricted stock awards, or combinations thereof. A key employee may be granted and may hold one or more Options, SARs, restricted stock awards or any combination thereof under this Plan.

2.   ADMINISTRATION

     (a)  GENERALLY

          Except to the extent that this Plan applies to the Chief Executive Officer, this Plan shall be administered solely by the Compensation-Nominating Committee of the Board of Directors of the Company (the "Committee"). The Committee shall be composed of not less than three persons who shall be appointed by the Board of Directors of the Company (the "Board") from the membership of the Board. No person who is an officer or employee of the Company or a Subsidiary shall be a member of the Committee nor shall any person be a member of the Committee whose membership would disqualify any transactions made under the Plan from complying with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934 (the "1934 Act") or any successor rule thereunder. Except to the extent that this Plan applies to the Chief Executive Officer, the Committee is solely authorized to prescribe the form and content of Options, SARs and restricted stock awards to be granted under the Plan, to interpret the Plan, to prescribe, amend or rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for its administration.

     (b)  CHIEF EXECUTIVE OFFICER

          With respect to the Chief Executive Officer, this Plan shall be administered by the Committee subject to the approval of the majority of all members of the Board (including members of the Committee) who are not officers or employees of the Company or a Subsidiary and who are Non-Employee Directors as defined under Rule 16b-3 under the 1934 Act (the "Outside Directors"). The Outside Directors shall not include any person whose inclusion would disqualify any transactions made under the Plan from complying with the requirements of Rule 16b-3 under the 1934 Act or any successor rule thereunder. With respect to the Chief Executive Officer, the Committee is authorized to prescribe the form and content of Options, SARs and restricted stock awards to be granted under the Plan to interpret the Plan, to prescribe, amend, or rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for its administration, subject to the approval of the majority of the Outside Directors. All references to the "Committee" contained in any provision of paragraphs 3 through 13 of this Plan shall, to the extent that such provision applies to the Chief Executive Officer, be deemed and construed to mean the Committee, the decisions of which shall be subject to the approval of the majority of the Outside Directors.


3.   INCENTIVE AWARDS

          Under the Plan participants may be granted any one or more of the following:

          (a) OPTIONS: non-qualified stock options to purchase stock of the Company at a purchase price of 100 percent of the fair market value of such Common Stock on the date that the Option is granted. The stock under Options granted under the Plan shall be shares of the Company's authorized but unissued common stock, without par value ("Common Stock").

          (b) SARS: a right to receive, for each SAR granted, cash in an amount equal to the excess of the fair market value of one share of the Common Stock of the Company on the date the SAR is exercised over the fair market value of such Common Stock on the date the SAR is granted.

          (c) RESTRICTED STOCK AWARDS: shares of Common Stock which are restricted as provided in paragraph 8.

          Up to 1,800,000 shares of Common Stock (500,000 originally authorized under the Plan plus an additional 500,000 authorized for grant by the stockholders on February 28, 1986 plus an additional 400,000 authorized for grant by the stockholders on February 23, 1990 plus an additional 400,000 authorized for grant by the stockholders on February 24, 1995) may be sold under Options granted pursuant to the Plan or awarded pursuant to restricted stock awards granted under the Plan, provided that the number of shares available for sale or award hereunder shall be subject to adjustment as provided in paragraph 9. Up to 1,800,000 SARs (1,000,000 originally authorized under the Plan plus an additional 400,000 authorized for grant by the shareholders on February 23, 1990 plus an additional 400,000 authorized for grant by the stockholders on February 24, 1995) may be granted pursuant to the Plan, provided that the number of SARs available for granting hereunder shall be subject to adjustment as provided in paragraph 9.

          If an Option or SAR ceases to be exercisable in whole or in part by reason of the expiration of the term of the Option or SAR, the termination of the employment of the recipient or the waiver by a recipient of the right to exercise an Option or SAR, the shares or SAR which were subject to such exercise but as to which the recipient has not exercised, shall again become available for further grants under the Plan. If a restricted stock award is forfeited in whole or in part by reason of the termination of the employment of the recipient before such award has become fully vested, the shares which were subject to such restricted stock award but which were not vested shall again become available for further grants under the Plan.



4.   DESIGNATION OF RECIPIENTS AND ALLOTMENT OF SHARES AND SARS

          The Committee shall determine and designate from time to time those key employees of the Company and its Subsidiaries (including officers and directors employed in capacities other than as directors only) to whom Options, SARs and restricted stock awards, or any combination thereof, shall be granted and who shall thereby become recipients. The Committee shall also determine the number of shares of Common Stock to be optioned, the number of SARs to be granted and the number of shares of restricted stock to be granted from time to time to each recipient.

          In selecting the key employees to whom Options, SARs or restricted stock awards, or any combination thereof, shall be granted, as well as in determining the number of SARs, shares under Option, or shares of restricted stock to be granted to key employees, the Committee shall weigh the positions and responsibilities of the individuals being considered, the nature of their services to the Company, their past, present and potential contributions to the success of the Company or its Subsidiaries, and such other factors as the Committee shall deem relevant to accomplish the purposes of the Plan; provided, however, that a restricted stock award shall be granted only in recognition of and as consideration for the performance of services by the recipient or other consideration received by the Company prior to the time of grant. Directors of the Company or its Subsidiaries who are not officers or employees of the Company or its Subsidiaries shall not be eligible to become recipients under the Plan. No Option, SAR or restricted stock award shall be granted to any individual possessing more than 5 percent of the total combined voting power or value of all classes of stock of the Company or of any of its Subsidiaries. In no event may any individual be granted in excess of 60,000 Options or in excess of 60,000 SARs during any one fiscal year of the Company, provided that such maximum number of Options and SARs that may be granted to any individual in one fiscal year shall be subject to adjustment as provided in paragraph 9. Each recipient shall agree to continue such recipient's employee status for such period (not less than one year) as shall be provided in the Option, SAR or restricted stock award, subject to the right of the recipient's employer to terminate the recipient's employment at any time. Options, SARs and restricted stock awards shall contain such conditions and restrictions as to exercise, the purchase and delivery of shares, and the forfeiture of shares, and such provisions as to the rights of the Company or its Subsidiaries, as may be deemed advisable by the Committee.

          The Committee may grant Options, SARs or restricted stock awards to any key employee at any time or from time to time during the period of such employee's employment under the Plan, in accordance with such determinations as the Committee shall make from time to time. Options, SARs and restricted stock awards need not contain similar provisions.


5.   TERM OF PLAN

          No Option, SAR or restricted stock award may be granted under this Plan after October 31, 2000.



6.   OPTION AND SAR PRICE

          Shares of the Common Stock of the Company shall be optioned and SARs shall be granted from time to time at 100 percent of the fair market value of the Common Stock on the date the Option or SAR is granted (rounded, in the case of a fraction of a cent, to the nearest full cent above). The day on which the Committee approves the granting of an Option or SAR shall be considered the date on which such Option or SAR is granted. The fair market value of the Common Stock on the date the Option or SAR is granted shall be the mean between the highest and lowest quoted selling price in the New York Stock Exchange Composite Transactions on such date or, if such stock was not traded on such date, on the last preceding date on which such stock was traded.

7.   TERMS OF OPTIONS AND SARS

          Each Option or SAR granted under the Plan shall be evidenced by a written agreement which shall comply with and be subject to the following terms and conditions:

          (a) Full payment for shares purchased shall be made in cash and/or Common Stock of the Company at the time or times the Option is exercised in whole or in part. Payment in Common Stock may be made at the recipient's election by the Company's deducting from the number of shares otherwise deliverable upon the exercise of the Option such number of shares of Common Stock as shall have a value equal to the amount of the Option exercise price.
               Any such Common Stock submitted in payment for an Option shall be valued at the mean between the highest and lowest quoted selling price of such Common Stock of the Company in the New York Stock Exchange Composite Transactions on the date of exercise or, if such stock was not traded on such date, on the last preceding date on which such stock was traded. No shares shall be issued pursuant to the exercise of an Option until full payment thereof has been made and no person shall have any of the rights of a stockholder with respect to Options held, except to the extent such

               Options have been exercised and the shares issued to such person.

          (b) A recipient's rights to exercise an Option or SAR shall terminate when the recipient is no longer an employee of the Company or any of its Subsidiaries unless such recipient's employment is terminated by reason of such recipient's death, disability or retirement.

          (c) If a recipient dies prior to termination of such recipient's Option or SAR without having fully exercised such Option or SAR, the beneficiary or beneficiaries designated by such recipient pursuant to paragraph 7(f) hereof, or, if no such beneficiary or beneficiaries have been designated by such recipient or if no such beneficiary or beneficiaries have survived the recipient, then the recipient's surviving spouse, or, if the recipient has no surviving spouse, then the estate of the recipient or any person who acquires the right to exercise such Option or SAR by bequest or inheritance or by reason of the death of the recipient, shall have the right to exercise the Option or SAR during its term within the eighteen month period after the recipient's death, but only to the extent such Option or SAR was exercisable by such recipient immediately prior to such recipient's death.

          (d) If a recipient's employment is terminated by reason of such recipient's disability (as determined in the sole discretion of the Committee) prior to termination of such recipient's Option or SAR without the recipient's having fully exercised such Option or SAR, such recipient shall have the right to exercise the Option or SAR during its term within such period as may be provided at the time of the grant, not to exceed three years after termination of employment, but only to the extent such Option or SAR was exercisable by such recipient immediately prior to such recipient's termination of employment.

          (e) If a recipient retires prior to termination of such recipient's Option or SAR without having fully exercised such Option or SAR, such recipient shall have the right to exercise the Option or SAR during its term within such period as may be provided at the time of the grant, not to exceed three years after retirement, but only to the extent such Option or SAR was exercisable by the recipient immediately prior to such recipient's retirement.

         (f) Except as otherwise expressly provided in this paragraph 7(f), Options and SARs shall not be transferable other than by will or by the laws of descent and distribution and during a recipient's lifetime shall be exercisable only by the recipient or the recipient's guardian or legal representative. Notwithstanding the preceding sentence, a recipient may, by giving notice to the Company during the recipient's lifetime, designate (i) a beneficiary or beneficiaries to whom Options or SARs shall be transferred in the event of the recipient's death, and (ii) the specific number or proportions of the recipient's Options or SARs to be transferred to each such designated beneficiary if more than one beneficiary is properly designated. Any such designation may be revoked or changed by the recipient at any time and from time to time by similar notice. If there is no such designated beneficiary living upon the death of the recipient or if all such designated beneficiaries die prior to exercise of all of the recipient's Options and SARs under this Plan, any remaining Options and SARs shall be transferred to the recipient's surviving spouse or, if none, then the remaining Options and SARs will be transferred to the estate or personal representative of the recipient. If the Company, after reasonable inquiry, is unable to determine within twelve months after the recipient's death whether any designated beneficiary of such recipient did in fact survive the recipient, such beneficiary shall be conclusively presumed to have died prior to the recipient's death. Any designated beneficiary, surviving spouse or other person acquiring any Options or SARs pursuant to this paragraph 7(f) shall have the right to exercise such Options and SARs as set forth in paragraph 7(c), above.
          (g) Subject to paragraph 7(k) below, no Option or SAR granted under this Plan shall be exercisable before the expiration of one year from the date of grant of such Option or SAR.
          (h) Options and SARs granted under this Plan shall contain such provisions as may be deemed advisable by the Committee.
          (i) Subject to paragraph 7(k) below, until a recipient has completed five years of service, the total number of Options and SARs that may be exercised by such recipient during the first four years after such Options and SARs are granted thereto shall not exceed the following percentages of the number of Options and SARs so granted:



               Years Since Option            Percentage of Options
               Or SAR Is Granted              Or SARs Exercisable
               ------------------            ---------------------
               less than 1                           None
               1 but less than 2                     25%
               2 but less than 3                     50%
               3 but less than 4                     75%
               4 or more                            100%

               Notwithstanding the above, the Committee may, in its sole discretion, accelerate the exercisability under this paragraph 7(i) of any or all Options and/or SARs granted under the Plan.

          (j) In no event shall any Option or SAR granted under the Plan be exercisable after the expiration of ten years from the date such Option or SAR is granted.
          (k) All outstanding Options and SARs granted under the Plan shall immediately become exercisable upon the occurrence of a Change in Control (as defined by paragraph 13).



8.   TERMS OF RESTRICTED STOCK AWARDS

          Each restricted stock award granted under the Plan shall be evidenced by a written agreement which shall comply with and be subject to the following terms and conditions:

          (a) Shares of Common Stock covered by a restricted stock award may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered until such shares have become fully vested pursuant to paragraph 8(d) or 8(f).
          (b) The recipient of a restricted stock award shall have the right to vote the shares of Common Stock covered by such award and to receive dividends thereon, unless and until such shares are forfeited pursuant to paragraph 8(e).
          (c) Shares of Common Stock covered by a restricted stock award will be held by the Company until such shares have become vested pursuant to paragraph 8(d) or 8(f), and will thereupon, subject to the satisfaction of the withholding obligations described in paragraph 11, be delivered to the recipient.
          (d) Shares of Common Stock covered by a restricted stock award granted to a recipient shall vest in accordance with the terms of the grant; provided, however, that shares of Common Stock covered by a restricted stock award granted to a recipient shall vest with respect to 100% of the shares covered by the restricted stock award upon the termination of the recipient's employment by reason of death, disability (as determined in the sole discretion of the Committee) or retirement after attaining age 65 (or such earlier date as determined by the Committee). In addition, the Committee may, in its sole discretion, accelerate the vesting of any or all restricted stock awards granted under the Plan. A recipient may, by giving notice to the Company during the recipient's lifetime, designate (i) a beneficiary or beneficiaries to whom shares of restricted stock covered by a restricted stock award shall be transferred in the event of the recipient's death, and (ii) the specific number or proportions of such shares of Common Stock to be transferred to each such designated beneficiary if more than one beneficiary is properly designated. Any such designation may be revoked or changed by the recipient at any time and from time to time by similar notice. If there is no such designated beneficiary living upon the death of the recipient or if all such designated beneficiaries die prior to vesting of all shares of Common Stock covered by a restricted stock award of the recipient, any remaining shares of Common Stock vesting upon the recipient's death shall be transferred to the recipient's surviving spouse or, if none, then the remaining shares so vesting will be transferred to the estate or personal representative of the recipient. If the Company, after reasonable inquiry, is unable to determine within twelve months after the recipient's death whether any designated beneficiary of such recipient did in fact survive the recipient, such beneficiary shall be conclusively presumed to have died prior to the recipient's death.
          (e) In the event of the termination of employment of the recipient of a restricted stock award other than by reason of death, disability (as determined in the sole discretion of the Committee) or retirement after attaining age 65 (or such earlier date as determined by the Committee) the recipient will forfeit the shares of Common Stock covered by the restricted stock award which are not vested.

          (f) All outstanding restricted stock awards granted under the Plan shall immediately become fully vested upon the occurrence of a Change in Control (as defined by paragraph 13).
          (g) Restricted stock awards granted under this Plan shall contain such provisions as may be deemed advisable by the Committee.


9.   ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.

          In the event there is any change in the Common Stock of the Company through the declaration of stock dividends, or through recapitalization resulting in stock split-ups, or combinations or exchanges of shares, or otherwise, then the number of SARs and shares remaining available for future grants of Options and restricted stock awards under the Plan and exercisable under existing grants of SARs and Options shall be appropriately adjusted by the Committee. Appropriate adjustment shall also be made in the SAR price and the Option price per share.


10.  AMENDMENT

          The Board may, by resolution, at any time and from time to time, amend, revise or terminate this Plan, except that, without stockholder approval, no amendment shall increase the maximum number of SARs or shares which may be sold pursuant to Options or covered by restricted stock awards granted under the Plan or reduce the Option price of any Option or the SAR price of any SAR (except as provided by paragraph 9), change the class of employees eligible to receive SARs, Options or restricted stock awards under the Plan, or extend the term of the Plan. Except as otherwise provided in the Plan, no SAR, Option or restricted stock award previously granted under the Plan may be altered or impaired without the consent of the holder of the SAR, Option or restricted stock award.


11.  TAXES

          The Company may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state and local taxes required by law to be withheld with respect to Options, SARs and restricted stock awards granted pursuant to the Plan including, but not limited to (a) deducting the amount required to be withheld from any other amount then or thereafter payable to a recipient or legal representative, and (b) requiring a recipient or legal representative to pay to the Company the amount required to be withheld as a condition of releasing shares of Common Stock. In addition, subject to the Committee's sole discretion and to such rules and regulations as the Committee shall from time to time establish, a recipient shall be permitted to satisfy federal, state and local taxes, if any, imposed upon the exercise of an Option or the vesting of a restricted stock award at a rate up to such recipient's maximum marginal tax rate with respect to each such tax by (i) electing to have the Company deduct from the number of shares of Common Stock otherwise deliverable upon the exercise of an Option or the vesting of a restricted stock award such number of shares of Common Stock as shall have a value equal to the amount of tax to be withheld, or (ii) delivering to the Company such number of shares of Common Stock or combination of shares of Common Stock and cash as shall have a value equal to the amount of tax to be withheld.


12.  EFFECTIVE DATE

          Any amendment to this Plan requiring shareholder approval shall become effective upon approval thereof by the holders of a majority of the Company's outstanding shares of Common Stock, provided such approval occurs within twelve months of the date such amendment is adopted by the Board. No SARs or shares of Common Stock shall be issued pursuant to this Plan prior to compliance with requirements under applicable laws and regulations.



13.  DEFINITIONS AND MISCELLANEOUS

          (a) For purposes of this Plan, a Subsidiary is any corporation more than 50 percent of the total combined voting power of which is owned by the Company or by another corporation qualifying as a Subsidiary within this definition, or by a combination of any of them.
          (b)  For purposes of this Plan, a Change in Control means,

          (i) with respect to Options, SARs and restricted stock awards granted prior to December 4, 1996, that any of the following events described in this paragraph (i) or in paragraph (ii) below has occurred:

          (A) twenty percent (20%) or more of the Company's outstanding shares of Common Stock have been acquired by any person (as defined by Section 3(a)(9) of the 1934 Act) other than directly from the Company;

          (B) there has been a merger or equivalent combination after which forty-nine percent (49%) or more of the voting stock of the surviving corporation is held by persons other than former stockholders of the Company; or

          (C) twenty percent (20%) or more of the directors elected by stockholders to the Board of Directors of the Company are persons who were not nominated by management in the most recent proxy statement of the Company.

          (ii) with respect to Options, SARs and restricted stock awards granted on or after December 4, 1996, any of the following events has occurred:

          (A) either (1) receipt by the Company of a report on Schedule 13D, or an amendment to such a report, filed with the Securities and Exchange Commission ("SEC") pursuant to Section 13(d) of the 1934 Act disclosing that any person (as such term is used in

Section 13(d) of the 1934 Act) ("Person"), is the beneficial owner, directly or indirectly, of twenty (20) percent or more of the outstanding stock of the Company, or (2) actual knowledge by the Company of facts, on the basis of which any Person is required to file such a report on Schedule 13D, or to make an amendment to such a report, with the SEC (or would be required to file such a report or amendment upon the lapse of the applicable period of time specified in Section 13 (d) of the 1934 Act) disclosing that such Person is the beneficial owner, directly or indirectly, of twenty (20) percent or more of the outstanding stock of the Company;

          (B) purchase by any Person, other than the Company or a wholly-owned subsidiary of the Company, of shares pursuant to a tender or exchange offer to acquire any stock of the Company (or securities convertible into stock) for cash, securities or any other consideration provided that, after consummation of the offer, such Person is the beneficial owner (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of twenty
(20) percent or more of the outstanding stock of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the 1934 Act in the case of rights to acquire stock);

          (C) approval by the shareholders of the Company of (1) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of stock of the Company would be converted into cash, securities or other property, other than a consolidation or merger of the Company in which holders of its stock immediately prior to the consolidation or merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger as immediately before, or (2) any consolidation or merger in which the Company is the continuing or surviving corporation, but in which the common shareholders of the Company immediately prior to the consolidation or merger do not hold at least ninety
(90) percent of the outstanding common stock of the continuing or surviving corporation (except where such holders of common stock hold at least ninety
(90) percent of the common stock of the corporation which owns all of the common stock of the Company), or (3) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company (Transfer Transaction), (except where (x) the Company owns all of the outstanding stock of the transferee entity or (y) the holders of the Company's common stock immediately prior to the Transfer Transaction own at least ninety (90) percent of the outstanding stock of the transferee entity, immediately after the Transfer Transaction), or (4) any consolidation or merger of the Company where, after the consolidation or merger, one Person owns one hundred (100) percent of the shares of stock of the Company (except where the holders of the Company's common stock immediately prior to such merger or consolidation own at least ninety (90) percent of the outstanding stock of such Person immediately after such consolidation or merger); or

          (D) a change in the majority of the members of the Board within a twenty-four (24) month period, unless the election or nomination for election by the Company's shareholders of each new director was approved by the vote of at least two-thirds of the directors then still in office who were in office at the beginning of the twenty-four (24) month period.

          (c) The transfer of an employee from the Company to a Subsidiary or from a Subsidiary to the Company or another Subsidiary shall not be a termination of employment or an interruption of continuous employment for the purposes of this Plan.

          (d) No SAR, Option, restricted stock award, shares of Common Stock issuable upon the exercise of an Option or cash payable incident to the exercise of an SAR granted under this Plan shall be transferable or assignable by anticipation either by the voluntary or involuntary act of the recipient or by operation of law, or be liable for any debts or liabilities of the recipient, except as provided herein.

          (e) Nothing herein shall entitle any employee to remain in the employ of the Company or any of its Subsidiaries or affect the right of such employer to discharge such employee with or without cause.

          (f) The right of recipients to designate one or more beneficiaries pursuant to paragraph 7(f) or paragraph 8(d) shall apply to any and all Options, SARs or restricted shares granted under the Plan, notwithstanding anything contained in any written agreement evidencing such grant of Options, SARs or restricted stock to the contrary.

          (g) Notwithstanding anything contained in any written agreement evidencing a grant of Options or restricted stock made under the Plan prior to November 1, 1996, recipients of Options or restricted stock may make, on or after November 1, 1996 at any time at the recipient's discretion, but subject to such rules and regulations as the Committee may from time to time establish, one or more elections for the Company to withhold from the number of shares of Common Stock otherwise deliverable pursuant to the exercise of an Option or vesting of restricted stock in full or partial satisfaction of taxes imposed upon such exercise or vesting as described in paragraph 11 above; provided, however, that any such election is made in accordance with the requirements of Rule 16b-3 under the 1934 Act or any successor rule or regulation so as to exempt such election and the resulting transaction from Section 16(b) of the 1934 Act.

          (h) This Plan shall be construed according to the laws of the State of Illinois.

                      PEOPLES ENERGY CORPORATION
          ANNUAL MEETING OF SHAREHOLDERS -- FEBRUARY 27, 1998

The undersigned hereby appoints J. Bruce Hasch, William G. Mitchell and Richard E. Terry, and each of them, with power of substitution in each, as proxies, with the powers the undersigned would possess if personally present, to vote all of the undersigned's shares of stock in the Company at the Annual Meeting of Shareholders of the Company to be held at Harris Trust and Savings Bank, 115 South LaSalle, Chicago, Illinois, on February 27, 1998, at 11:00 A.M., and at any adjournment thereof, upon all matters that may properly come before the meeting, including the matters described in the Company's Notice of Annual Meeting of Shareholders and Proxy Statement dated December 31, 1997, subject to any directions indicated on the reverse side of this card. If any of the nominees should be unable to serve or for good cause will not serve, which is not anticipated, management reserves discretionary authority to vote for a substitute.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

          IMPORTANT -- TO BE SIGNED AND DATED ON THE REVERSE SIDE.

                           PEOPLES ENERGY CORPORATION
                  PLEASE MARK VOTE IN BOX USING DARK INK ONLY.

1.  Election of Directors                                       For All Except
    W. J. Brodsky, P. Cafferty,                  For  Withheld  Nominee(s) written below
    J. B. Hasch, H. J. Livingston, Jr.,
    W. G. Mitchell, E. L. Neal, R. E. Terry,     / /    / /     / /__________________________
    R. P. Toft and A. R. Velasquez.

2.  Proposed amendments to                      For    Against   Abstain
    the Long-Term Incentive                     / /      / /       / /
    Compensation Plan.

3.  Ratify the appointment of                   For    Against   Abstain
    Arthur Andersen LLP as                      / /      / /       / /
    independent public accountants.

The Board of Directors recommends a vote FOR all  proposals.

    THIS PROXY WILL BE VOTED IN ACCORDANCE
    WITH THE SPECIFICATION MADE. IF NO CHOICES
    ARE INDICATED, THIS PROXY WILL BE VOTED
    FOR ALL PROPOSALS.

    Dated ___________________________ , 1998

    ________________________________________
    Signature
    ________________________________________
    Signature

NOTE: Please sign exactly as your name(s) appears. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

------------------------------------------------------------------------------

Your vote is important. Please complete, date, sign and detach the above proxy card and promptly return it in the enclosed envelope.

                                ADMISSION TICKET
                           PEOPLES ENERGY CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS
                           FRIDAY, FEBRUARY 27, 1998
                                  11:00 A.M.
                         HARRIS TRUST AND SAVINGS BANK
                            8TH FLOOR AUDITORIUM
                          115 SOUTH LASALLE STREET
                             CHICAGO, ILLINOIS

            ENTER AT THE SOUTH EAST CORNER OF MONROE AND LASALLE STREETS